EXHIBIT 23.3

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                         CONSENT OF ALLEN C. EWING & CO.



         We hereby consent to the filing of our opinion to American Bank and Trust as an exhibit to the Prospectus/Proxy Statement included in the Registration Statement on Form S-4 of Whitney Holding Corporation and to the references to us and to our opinion in the Prospectus/Proxy Statement that forms a part of the Registration Statement. In giving this consent we do not concede that we are within any category of persons whose consent is required in the Registration Statement.



ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bishop, Jr.
    ---------------------------
     Benjamin C. Bishop, Jr.
     Chairman of the Board


Jacksonville, Florida
   August 8, 1996


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